Exhibit 10.5

Amendment Number 1
to the
Scholastic Corporation
2007 Outside Directors Stock Incentive Plan

1. The following amendments are made effective as of May 21, 2013 to the Scholastic Corporation 2007 Outside Directors Stock Incentive Plan (“Plan”):

(a) Section 3 of the Plan is amended by adding the following new paragraph at the end thereof:

“The Plan administrator may provide in a Stock Option Agreement or otherwise that any Option outstanding on the last business day of the term of such Option (“Automatic Exercise Date”) that has a “Specified Minimum Value” shall be automatically and without further action by the Outside Director (or in the event of the Outside Director’s death, the Outside Director’s personal representative or estate) be exercised on the Automatic Exercise Date. Payment of the exercise price of such Option may be made pursuant to such procedures as may be approved by the Plan administrator from time to time. For purposes of this Section 3, the term “Specified Minimum Value” means that the Fair Market Value per share of Common Stock exceeds the exercise price of a share subject to an expiring Option by at least $0.50 cents per share or such other amount as the Plan administrator shall determine from time to time. The Plan administrator may elect to discontinue the automatic exercise of Options pursuant to this Section 3 at any time upon notice to an Outside Director. The automatic exercise of an Option pursuant to this Section 3 shall apply only to an Option award that has been timely accepted by an Outside Director under procedures specified by the Plan administrator from time to time.”

(b) The Plan administrator may offer to an Outside Director to amend any Stock Option Agreements outstanding on the date of this Amendment to incorporate the automatic exercise provisions of Section 3.

2. Except as specifically amended by the foregoing, the Plan remains in full force and effect in accordance with the terms thereof prior to such amendment.

3. The foregoing amendment was duly approved by resolution of the Board of Directors of Scholastic Corporation at its meeting held on May 21, 2013 and shall become effective on May 21, 2013.